UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K    [_] Form 20-F    [_] Form 11-K    [X] Form 10-Q
               [_] Form 10-D    [_] Form N-SAR   [_] N-CSR

          For Period Ended: June 30, 2008
          -----------------------------------

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________



                                     PART I
                             REGISTRANT INFORMATION



Full Name of Registrant    Carbonics Capital Corporation
                          -----------------------------------

Former Name if Applicable
                           ----------------------------------


                           One Penn Plaza, Suite 1612
--------------------------------------------------------------------------------
           Address of Principal Executive Office (Street and number)


                               New York, NY 10119
--------------------------------------------------------------------------------
                            City, State and Zip Code


                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[X]  |         portion  thereof,  will  be  filed  on or  before  the  fifteenth
     |         calendar day  following the  prescribed  due date; or the subject
     |         quarterly  report  or  transition  report on Form 10-Q or subject
     |         distribution  report on Form 10-D,  or portion  thereof,  will be
     |         filed  on  or  before  the  fifth   calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

Carbonics Capital Corporation is unable to file its Quarterly Report on Form 10-Q within the required time because there was a delay in completing the adjustments necessary to close its books for the quarter.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Kevin Kreisler                                (212)         994-5374
     -----------------------------------------  ------------   -----------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Carbonics Capital Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date August 14, 2008                By: /s/ Kevin Kriesler
---------------------               ------------------------------
                                            Kevin Kreisler



                                        2